Exhibit 99.1
Core Natural Resources, Inc.
Resource Extraction Payment Report
for the Fiscal Year Ended December 31, 2025

Segment	Project/Subnational Political Jurisdiction	Resource (Mineral) and Method of Extraction	Governmental Recipient/Country	Payment Type	Dollars (in thousands)
High CV Thermal	Pennsylvania	Coal - Underground Mining	U.S. Federal Government	Federal black lung excise taxes	$12,726
	Pennsylvania	Coal - Underground Mining	U.S. Federal Government	Federal reclamation fees	2,515
	Pennsylvania	Coal - Underground Mining	U.S. Federal Government	Black lung benefits	226
	Pennsylvania	Coal - Underground Mining	U.S. Federal Government	Other (a)	300
	Colorado	Coal - Underground Mining	U.S. Federal Government	Federal royalties (c)	8,033
	Colorado	Coal - Underground Mining	U.S. Federal Government	Federal black lung excise taxes	2,274
	Colorado	Coal - Underground Mining	U.S. Federal Government	Federal reclamation fees	294
	Colorado	Coal - Underground Mining	U.S. Federal Government	Other (a)	80
Total High CV Thermal					$26,448

Metallurgical	West Virginia	Coal - Underground Mining	U.S. Federal Government	Federal reclamation fees	$776
	West Virginia	Coal - Underground Mining	U.S. Federal Government	Federal black lung excise taxes	581
	West Virginia	Coal - Underground Mining	U.S. Federal Government	Black lung benefits	95
	West Virginia	Coal - Underground Mining	U.S. Federal Government	Other (a)	755
Total Metallurgical					$2,207

Powder River Basin	Wyoming	Coal - Open Pit	U.S. Federal Government	Federal royalties (c)	$61,462
	Wyoming	Coal - Open Pit	U.S. Federal Government	Federal black lung excise taxes	25,443
	Wyoming	Coal - Open Pit	U.S. Federal Government	Federal reclamation fees	11,098
	Wyoming	Coal - Open Pit	U.S. Federal Government	Federal rental fees	101
Total Powder River Basin					$98,104

Corporate and Other	(b)	N/A	U.S. Federal Government	Federal excise tax on share repurchases	$934
	(b)	N/A	U.S. Federal Government	Federal income taxes (c)	$450
	(b)	N/A	U.S. Federal Government	Federal excise tax on pension plan liquidation	$311
	(b)	N/A	U.S. Federal Government	Federal excise tax on insurance premiums	$268
	Kentucky	Other (d)	U.S. Federal Government	Black lung benefits	$1,393
	West Virginia	Other (d)	U.S. Federal Government	Black lung benefits	$1,102
	Virginia	Other (d)	U.S. Federal Government	Black lung benefits	$754
	Ohio	Other (d)	U.S. Federal Government	Black lung benefits	$337
	Utah	Other (d)	U.S. Federal Government	Black lung benefits	$137
	Pennsylvania	Other (d)	U.S. Federal Government	Black lung benefits	$132
	Illinois	Other (d)	U.S. Federal Government	Black lung benefits	$71
	Tennessee	Other (d)	U.S. Federal Government	Black lung benefits	$14
(a) This amount represents assessments issued by the federal Mine Safety and Health Administration.
(b) The U.S. federal government levies income taxes and certain excise taxes at the Core Natural Resources, Inc. (“Core”) level rather than on a per project basis. Income tax and certain excise tax payment information in the table above is presented at the Core entity level.
(c) Federal royalties and federal income taxes are presented net of refunds.
(d) Other represents black lung benefits related to idle operations.

Exhibit 99.1
The following table summarizes Core’s total payments to the U.S. Federal Government by payment type (dollars in thousands):

Fiscal Year Ended
December 31, 2025
Federal royalties (a)	$69,495
Federal black lung excise taxes	41,024
Federal reclamation fees	14,683
Black lung benefits	4,261
Federal income taxes (a)	450
Federal rental fees	101
Other federal excise taxes	1,513
Other (b)	1,135
Total payments to U.S. Federal Government	$132,662
(a) Federal royalties and federal income taxes are presented net of refunds.
(b) This amount represents assessments issued by the federal Mine Safety and Health Administration.